UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☒	Filed by a party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials.
☒	Soliciting Material under § 240.14a-12.
Apartment Income REIT Corp.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Frequently Asked Questions – Blackstone/AIR Transaction

Background:

•
On April 7, 2024, Apartment Income REIT Corp. (“AIR” or the “Company”) signed a definitive agreement to be acquired by Blackstone Real Estate Partners X (“Blackstone”) at a deal valued at approximately $10 billion (inclusive of the assumption of our debt).

•	We announced the deal publicly and to the AIR team on April 8, 2024.
•
Following a deliberate and thoughtful process, AIR’s Board of Directors unanimously approved the transaction, which delivers a great outcome for AIR’s stockholders. It provides a substantial cash value at an attractive premium – stockholders will receive $39.12 per share in cash, which represents a premium of 25% to AIR’s closing share price on the NYSE on April 5, 2024, which was the last trading day prior to the announcement of the transaction.

•	Blackstone plans to invest additional amounts to maintain and improve the existing communities in AIR’s portfolio.
•	This transaction is a testament to the value of the AIR Edge, the success of our strategy, and the strength of our incredible team.
•
Our day-to-day operations remain “business as usual.” Although AIR’s ownership will change upon the close of the transaction, we will remain focused on execution and operational excellence as we continue to deliver our noble calling of providing homes, serving our residents and providing a great place to work for our team.

•	You have our commitment to be as transparent as we can.
•	Following the close of the transaction, AIR will become a privately held company and our common stock will no longer be publicly listed.

We’ve heard questions from you, and in our commitment to be transparent, we want to provide answers.

General Topics:

1.	What is happening?
On April 7, 2024, AIR signed a definitive agreement to be acquired by Blackstone Real Estate Partners X.

Following a deliberate and thoughtful process, the Board unanimously approved the transaction, which delivers a great outcome for AIR stockholders. It provides a substantial cash value at an attractive premium.

Pursuant to the agreement, Blackstone will acquire all the outstanding common stock of AIR for $39.12 per share in cash, valued at approximately $10 billion (inclusive of the assumption of our debt), in an all-cash transaction. This represents a premium of 25% to AIR’s closing share price on the NYSE on April 5, 2024, the last trading day prior to the announcement of the transaction.

2.	Why did we pursue this transaction?
This transaction is a testament to the value of AIR’s platform, the success of our strategy, and the strength of our incredible team. After a deliberate and thoughtful process, the Board unanimously approved this transaction, which delivers a great outcome for AIR’s stockholders, providing them a certain and substantial cash value at an attractive premium.

3.	How long will the process take?
We expect closing to occur in the third quarter of 2024.

4.	Will stockholders need to vote on this transaction?
Yes. We will be filing a proxy statement with the Securities and Exchange Commission (“SEC”) and mailing it to our common stockholders to solicit the vote of our common stockholders at a special meeting to approve the transaction. The acquisition is also subject to other customary closing conditions.

5.	How will becoming a privately held company affect the business?
At the closing, AIR will continue to exist, but instead of being a public company, AIR will be privately owned by Blackstone. We are excited for AIR’s next chapter - to grow in partnership with Blackstone. Blackstone plans to invest more than $400 million to maintain and improve the existing communities in the portfolio and may fund additional capital to fund further growth, which we expect will provide more opportunities to scale the AIR career “jungle gym.” We will continue to deliver on our mission of providing quality apartment homes in a respectful environment delivered by a team of people who care.  We will continue to provide a great place to work for our team. We will look to drive value for Blackstone and seek to continue to enhance the AIR Edge and grow our business.

6.	What about our property management of Aimco’s properties?
The property management agreements for Aimco’s properties stay in place in accordance with their terms and are unaffected by the transaction.

7.	Who is Blackstone Real Estate?
Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has US $339 billion of investor capital under management. Blackstone is the largest owner of commercial real estate globally, owning and operating assets across every major geography and sector, including logistics, residential, office, hospitality and retail.

You can learn more about the firm by visiting their website at https://www.blackstone.com/our-businesses/real-estate/

AIR Teammates and Operations:

8.	How will this proposed transaction affect AIR teammates?
Our day-to-day operations will remain “business as usual” and we will continue to operate independently until the close of the transaction. Although AIR’s ownership structure will change after the closing, we will remain focused on execution and operational excellence as we continue to pursue our noble calling of providing homes, serving our residents and making AIR a great place to work for our teammates.

9.	Can I trade AIR stock between now and close?
Teammates are required to comply with our Insider Trading Policy, which provides that you may only trade in AIR stock when our trading window is open. In addition, you may not trade in AIR stock if you are in possession of material non-public information. If you have questions about whether our trading window is open or if you need help evaluating whether or not you have material non-public information regarding AIR or this transaction, please contact Lisa Cohn.

10.	Will there be any changes in management as a result of this transaction?
Our day-to-day operations will remain “business as usual.” We will continue operating as an independent company until the closing of the transaction. Although AIR’s ownership structure will change upon the close of the transaction, we will remain focused on execution and operational excellence as we continue providing homes, serving our residents and making AIR a great place to work for our teammates. Our leasing activities will continue uninterrupted, as well.  It’s important that we remain focused on executing our plan and budget for 2024.

11.	How will this affect my pay and benefits before the closing?
This is business as usual, too. Importantly, your pay and benefits remain in place, and vacation, holidays, and health insurance will be paid in the ordinary course of business through the closing. Subject to the terms of the merger agreement, we plan to make annual adjustments, on schedule, this summer.

12.	What happens to my pay and benefits after the closing?
As part of the transaction, Blackstone has agreed to provide for 12 months following the closing, for teammates who continue to be part of the team, at a minimum such teammate’s same base salary or wage rate and annual target cash bonus or other short-term incentive opportunity and certain other specified comparable benefits as set forth in the merger agreement.

13.	What happens to the AIR Employee Stock Purchase Plan (“ESPP”)?
Following the closing, because there will no longer be any AIR common stock, there will no longer be an ESPP.  As required as part of the transaction, we will be shortening the current offering period and make a final purchase prior to the closing of the transaction.  We will be communicating with teammates who are enrolled in the ESPP about how this will work.  Any shares you hold in the ESPP will also be purchased by Blackstone at the closing at the $39.12 per share price and your share of the proceeds will be distributed to you.

14.	What happens to the 401(k) Plan and the AIR Stock Fund?
Your 401(k) account will be unaffected by the consummation of the transaction, providing retirement savings for you and your family. However, because there will no longer be any AIR stock, there will no longer be an AIR Stock Fund in the 401(k) plan.  We will provide more communication to 401(k) plan participants as we work with Fidelity to determine any action you will need to take regarding any AIR stock within your 401(k) account.

15.	What about AIR’s goals for 2024?
All AIR’s goals remain in place. Blackstone is interested in AIR's operational expertise and our outstanding operational performance.  It’s important that we keep our “eye on the ball” and deliver on our commitments and goals until and following the closing. If we do, the AIR business will prosper.

16.	Do we expect any layoffs as a result of this transaction?
We do not currently anticipate any near-term material changes to our organizational structure as a result of the transaction.   Blackstone plans to invest more than $400 million to maintain and improve the existing communities in the portfolio and may invest additional capital to fund further growth, which we expect will provide more opportunities to apply the AIR Edge. However, if there are any changes, Blackstone has agreed that for 12 months after closing, it will provide each teammate with severance benefits no less favorable than those that the teammate would have received prior to the closing.

17.	Will my role and responsibilities change?
It remains “business as usual.” Each of us has the same job, and the same supervisor, and the same compensation as before the announcement of the transaction. We will continue to work as a team, together. We will work hard to get better each day.    We believe that this acquisition will provide significant growth opportunities for AIR and our team.

18.	What are the implications of this transaction to our residents?
Until closing, we will continue to operate as an independent company. Our day-to-day operations will remain “business as usual.” Although, AIR’s ownership will change upon the closing of the transaction, we will remain focused on execution and operational excellence as we continue to serve residents. Our leasing activities will continue uninterrupted, as well. We encourage you to share this sentiment with residents, vendors, or partners who ask about the deal.

19.	What about the AIR Culture?
Blackstone expressed admiration for our team and culture. We expect that we will continue to cultivate our culture and look forward to continuing to strengthen and enhance this important aspect of our AIR Edge.

20.	The idea of change is making me uncomfortable. What can I do?
Change is a part of business, and it is human nature to react emotionally. To help teammates navigate the changes we face, we are offering a workshop to all teammates: Change: How to Turn Uncertainty Into Opportunity. Topics covered include Common Reactions to Change, Moving Through the Five Stages of Change, Focus on What We Can Control, and Obstacles That Arise During Adoption and Strategies to Overcome Them.  You may sign up by clicking on this link *****.

Also, in the absence of information, people make things up.  Please don’t make things up…please ask, and please encourage your colleagues to ask.  This is best thought of as a time of opportunity, not anxiety. If you have questions, ask so that you get the information you need to be part of what lies ahead!

21.	Where can I ask a question that wasn’t answered in this FAQ?
There are many avenues to make sure your voice is heard and get your questions answered. As we said at the start, we are committed to transparency.

We encourage all teammates to start a dialogue with their leader or to contact Terry Considine, Paul Beldin, Lisa Cohn, or Keith Kimmel directly. We also created a Microsoft Form for you to submit questions, either anonymously or with your name to provide follow-up.

All investor inquiries about the transaction should be directed to Terry Considine, Paul Beldin, Lisa Cohn, or Matt O’Grady. All media inquiries should be directed to Stephanie Joslin, Director of Communications.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes certain disclosures which contain “forward-looking statements” within the meaning of the federal securities laws, including but not limited to those statements related to the transaction, including financial estimates and statements as to the expected timing, completion and effects of the transaction. You can identify forward-looking statements because they contain words such as “expect,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “forecast,” “outlook” and variations of these terms or the negative of these terms and similar expressions. Forward-looking statements, including statements regarding the transaction, are based on the Company’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.

Important factors, risks and uncertainties that could cause actual results to differ materially from such plans, estimates or expectations include but are not limited to: (i) the parties’ ability to complete the transaction on the anticipated terms and timing, or at all, including the Company’s ability to obtain the required stockholder approval, and the parties’ ability to satisfy the other conditions to the completion of the transaction; (ii) potential litigation relating to the transaction that could be instituted against the Company or its directors, managers or officers, including the effects of any outcomes related thereto; (iii) the risk that disruptions from the transaction will harm the Company’s business, including current plans and operations, including during the pendency of the transaction; (iv) the ability of the Company to retain and hire key personnel; (v) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (vi) legislative, regulatory and economic developments; (vii) potential business uncertainty, including changes to existing business relationships, during the pendency of the transaction that could affect the Company’s financial performance; (viii) certain restrictions during the pendency of the transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (ix) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; (x) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xi) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction, including in circumstances requiring the Company to pay a termination fee; (xii) those risks and uncertainties set forth under the headings “Special Note Regarding Forward Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by the Company with the Securities and Exchange Commission (the “SEC”) from time to time, which are available via the SEC’s website at www.sec.gov; and (xiii) those risks that will be described in the proxy statement that will be filed with the SEC and available from the sources indicated below.

These risks, as well as other risks associated with the transaction, will be more fully discussed in the proxy statement that will be filed by the Company with the SEC in connection with the transaction. There can be no assurance that the transaction will be completed, or if it is completed, that it will close within the anticipated time period. These factors should not be construed as exhaustive and should be read in conjunction with the other forward-looking statements. The forward-looking statements relate only to events as of the date on which the statements are made. The Company and Blackstone do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this communication that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect the Company or Blackstone.

Important Additional Information and Where to Find It

This communication is being made in connection with the transaction. In connection with the transaction, the Company will file a proxy statement on Schedule 14A and certain other documents regarding the transaction with the SEC. Promptly after filing its definitive proxy statement with the SEC, the definitive proxy statement will be mailed to stockholders of the Company. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, COMPANY STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT THAT WILL BE FILED BY THE COMPANY WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Company stockholders will be able to obtain, free of charge, copies of such documents filed by the Company when filed with the SEC in connection with the transaction at the SEC’s website (http://www.sec.gov). In addition, the Company’s stockholders will be able to obtain, free of charge, copies of such documents filed by the Company at the Company’s website (www.aircommunities.com). Alternatively, these documents, when available, can be obtained free of charge from the Company upon written request to the Company at 4582 South Ulster Street, Suite 1700, Denver, Colorado 80237.

Participants in the Solicitation

The Company and certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from stockholders of the Company in connection with the transaction. Additional information regarding the identity of the participants, and their respective direct and indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other relevant materials to be filed with the SEC in connection with the transaction (if and when they become available). You may obtain free copies of these documents using the sources indicated above.